Exhibit 99.4

August 25, 2021

CM LIFE SCIENCES III, INC.

c/o Corvex Management LP

667 Madison Avenue

New York, New York 10065

Consent to Reference in Proxy Statement/Prospectus

CM Life Sciences III, Inc. (the “Company”) is filing a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of the Company following the consummation of the business combination as described in the proxy statement/prospectus.

Sincerely,

/s/ Jorge Conde
Name: Jorge Conde